EXHIBIT 99.1

Hawks Acquisition Corp Receives Continued Listing Standard Notice from NYSE

NEW YORK, New York— (BUSINESS WIRE) — January 24, 2023 — Hawks Acquisition Corp (NYSE:HWKZ) (the “Company”) today announced that on January 18, 2023 the Company was notified by the New York Stock Exchange (“NYSE”) that the Company is not in compliance with the NYSE’s continued listing standard that requires all listed companies to have a minimum of 300 public stockholders on a continuous basis. The NYSE notification has no impact on the Company’s business operations.

Under the NYSE’s rules, the Company has 45 days to present a business plan to the NYSE that demonstrates how the Company intends to cure the deficiency within 18 months of the date of the NYSE notice. During this 18 month period, the Company’s Class A common stock will continue to be traded on the NYSE, subject to the Company’s compliance with other NYSE listing requirements.

The Company will respond to the NYSE to confirm its intent to cure this noncompliance. The Company expects that upon completion of an initial business combination it will have at least 300 public stockholders. The NYSE notification does not affect the Company’s Securities and Exchange Commission reporting requirements.

About Hawks Acquisition Corp

The Company is sponsored by Hawks Sponsor LLC, and is led by J. Carney Hawks as the Chief Executive Officer and chairman of the board of directors. The Company is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, consolidation, capital stock exchange, asset acquisition, share purchase, reorganization or business combination with one or more businesses. While the Company may pursue an initial business combination with any company in any industry, the Company expects to focus on businesses that have either emerged from a restructuring or private companies that are burdened by leveraged capital structures.

Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements, other than statements of historical fact, included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Hawks Acquisition Corp
John Maher
ir@hawksacquisitioncorp.com